                                                                  EXHIBIT 10.2.2


                                 {Jaguar Logo]


                               Automobile Dealer
                               Sales and Service
                                   Agreement

                                  JAGUAR CARS

                                DEALER AGREEMENT

This Agreement dated as of (Month, Day, Year) is made by and between (Corporate
Name), a (State) corporation d/b/a/ Jaguar (Location Name) located at (Address, City State, Zip Code) (hereinafter referred to as the "Dealer") and JAGUAR CARS, a division of Ford Motor Company with its principal place of business at 555 MacArthur Boulevard, Mahwah, New Jersy 07430-2327 (hereinafter referred to as the "Company").

                                    PREAMBLE

The Company is the exclusive authorized distributor in the United States of the vehicles, parts and accessories manufactured and sold by Jaguar Cars Limited in the United Kingdom.

The Company and Dealer sell unique motorcars to discriminating buyers, who expect, and have a right to receive, products designed, engineered and manufactured to the most exacting standards and retail customer services unsurpassed in the luxury car industry. The Company and Dealer recognize that their success depends upon their ability to satisfy those expectations and commit to use their best efforts to supply products and services commensurate with such standards. The Company and Dealer acknowledge and agree that fullfillment of the terms and conditions of this Agreement are essential to the achievement of these goals.

The Company and Dealer also agree that successful functioning under this Agreement depends on their mutual cooperation, goodwill and fair dealing. The broadest objective of this Agreement is to put the business relationship between the Company and Dealer on a basis where these principles guide both parties in their common effort to promote the sale of Jaguar Products and to achieve the highest possible level of customer satisfaction with those products and the authorized dealers who sell them.

                             APPOINTMENT OF DEALER

1. The Company hereby appoints the Dealer as a non-exclusive authorized dealer in Jaguar Products at the Dealership Facilities. The Dealer hereby accepts such appointment and assumes all of the duties, obligations and responsibilities of an authorized Jaguar dealer, as specified in this Agreement.

2. This Dealer Agreement and the "Dealer Agreement Standard Provisions" and any Exhibits thereto (the "Standard Provisions") (which Standard Provisions are expressly made a part of this Dealer Agreement, with the same force and effect as if set forth herein in full) contain the entire agreement between the parties hereto. Any amendment of this Agreement must be in writing and signed by an

     Executive Officer of the company and a duly authorized officer of Dealer named in Paragraph 6 hereof. DEALER HEREBY ACKNOWLEDGES RECEIPT OF SAID STANDARD PROVISIONS AND THE EXHIBITS THERETO AND DECLARES THE PERSONS NAMED IN PARAGRAPH 6 HEREOF HAVE EXAMINED THE TERMS AND CONDITIONS CONTAINED THEREIN AND ARE FULLY FAMILIAR WITH THEM.

3. Dealer shall not sell, assign or otherwise transfer, or attempt to sell, assign or otherwise transfer this Agreement or sell or transfer any right or delegate any duty, obligation or responsibility of Dealer hereunder. In the event Dealer desire to change ownership or management of Dealer or sell, assign or transfer all or substantially all of the assets used in its Jaguar Operations, Dealer shall do so only in accordance with the terms and conditions set forth in the Standard Provisions.

4. This Agreement is to be governed by, and construed in accordance with, the laws of the state in which Dealer is located. If any provision of this Agreement should be held invalid or unenforceable for any reason whatsoever or in violation of any law of the United States, the District of Columbia, or any state, this Agreement shall be considered divisible as to such provision; such provision shall be deemed deleted from this Agreement and the remainder of this Agreement shall be valid and binding as if such provision had not been included herein.

5. This Agreement supersedes all prior agreements, whether oral or written, between the parties hereto relative to the terms and conditions of Dealer's appointment to sell and service Jaguar Products (except any Performance Agreement(s) between the Company and Dealer that is/are expressly made a part hereof).

6. This Agreement has been entered into by the Company in reliance upon Dealer's representations that:

A. The following person(s) has/have an ownership interest (whether direct or indirect) in Dealer:

                                        PERCENTAGE
     NAME AND HOME ADDRESS              OF INTEREST              TITLE
     ---------------------              -----------              -----
     (Corporate Name or Individual)     ( % )                    (Title)
     (Address)
     (City, State, Zip Code)

B. The following person is hereby named the Dealer Operator, with full managerial authority and responsibility for the operations of Dealer:

                                        PERCENTAGE
     NAME AND HOME ADDRESS              OF INTEREST              TITLE
     ---------------------              -----------              -----
     (Name)                             ( % )                    (Title)

(Home Address)
(City, State, Zip Code)







     C.  The following person(s) is/are Officers/Directors of Dealer and will
actually and substantially             participate in the management of Dealer:


                                      PERCENTAGE
NAME AND HOME ADDRESS                 OF INTEREST                   TITLE
---------------------                ------------                  -------

(Name)                                    (%)                      (Title)
(Home Address)
(City, State, Zip Code)


       7. This Dealer Agreement and the appointment made under its provisions shall, unless sooner terminated for cause or by mutual consent, as provided for in the Standard Provisions, remain in force continuously commencing on (Month, Day, Year), provided however, that the Dealer agrees to enter into any revised or modified Agreement that the Company may hereafter, from time to time, offer to its authorized dealers.

       8. This Agreement shall not be valid unless and until executed by an Executive Officer of the Company and by a duly authorized officer of Dealer named in paragraph 6 hereof.


          JAGUAR CARS


          By ______________________________________________

       Date: _____________
             Sally J. Eastwood
             Vice President, Franchise Operations
             Jaguar Cars


          DEALER: (Corporate Name) D/B/A JAGUAR (LOCATION NAME)


            By ______________________________________________

       Date: _____________
             (NAME)
             As an individual and an officer of

            (Corporate Name)
             D/b/a Jaguar (Location Name)

                                 [JAGUAR LOGO]

                                DEALER AGREEMENT
                               STANDARD PROVISIONS

TABLE OF CONTENTS

                                                                       Page
ARTICLE 1 -   Definitions                                                2
ARTICLE 2 -   Obligations of the Company                                 3
ARTICLE 3 -   Terms and Conditions of Sale
              of Jaguar Vehicles                                         3
ARTICLE 4 -   Dealership Facilities                                      5
ARTICLE 5 -   Dealer Ownership, Management
              and Personnel                                              6
ARTICLE 6 -   General Requirements for Dealer's
              Jaguar Operations                                          8
ARTICLE 7 -   Sale and Promotion of Jaguar Products                      9
ARTICLE 8 -   Customer Service                                           10
ARTICLE 9 -   Purchase and Inventory of Jaguar Parts                     12
ARTICLE 10 -  Financial Requirements, Statements
              and Reports                                                13
ARTICLE 11 -  Trademarks                                                 14
ARTICLE 12 -  Advertising and Merchandising                              15
ARTICLE 13 -  Indemnifications                                           15
ARTICLE 14 -  Termination of the Agreement Prior
              to its Expiration                                          17
ARTICLE 15 -  Right of Succession                                        20
ARTICLE 16 -  Extensions and Renewal of Agreement                        21
ARTICLE 17 -  Rights and Obligations Upon
              Termination of Agreement                                   21
ARTICLE 18 -  Miscellaneous Provisions                                   23

                      DEALER AGREEMENT STANDARD PROVISIONS

The following Standard Provisions of the Jaguar Cars Dealer Agreement and the Exhibits hereto (the "Standard Provisions") are expressly made a part of and are incorporated by reference into the Dealer Agreement and shall apply to and govern the transactions, dealings and relations between the Company and Dealer with the same force and effect as if set forth in full in the Dealer Agreement. Unless otherwise indicated, the term "Agreement" shall mean the Jaguar Cars Dealer Agreement, its Standard Provisions and the Exhibits hereto, collectively.

ARTICLE 1 -         DEFINITIONS

     As used in the Agreement, the following terms shall have the following meanings:
         COMPANY-APPROVED UPGRADE PROGRAM - an agreement entered into by and between the Company and Dealer, usually in the form of a Performance Agreement, in accordance with which Dealer makes specified changes in its Dealership Facilities, Jaguar Operations, management or personnel.

         DEALERSHIP FACILITIES - the real property and buildings at which, and out of which, Dealer operates its Jaguar sales, service and parts operations.

         DEALER OPERATOR - the person identified in Paragraph 6B of the Dealer Agreement, or his successor.

         EXECUTIVE OFFICER - the President, Senior Vice Presidents and Vice Presidents of the Company.

         JAGUAR OPERATIONS - all activities of Dealer relating to the sale, repair or servicing of Jaguar Products and the rendering of customer services on behalf of owners and prospective owners of such products.

         JAGUAR PARTS - all parts, accessories or equipment for Jaguar Vehicles manufactured and/or sold by Jaguar Cars Ltd. or the Company and supplied to Dealer by the Company.

         JAGUAR PRODUCTS - any Jaguar Vehicles or Jaguar Parts.

         JAGUAR SIGNS - any display of the word "Jaguar," the Jaguar "Leaping Cat," the Jaguar "Cat Head" and/or any other trademark, service mark, or trade name now, or at any time hereafter, used or claimed by Jaguar Cars Ltd. or the Company.

         JAGUAR VEHICLES - any new vehicle manufactured by Jaguar Cars Ltd. and sold and distributed by the Company.

         PERFORMANCE AGREEMENT - a written agreement entered into by and between the Company and Dealer, in accordance with which Dealer agrees to construct, renovate and/or relocate its Dealership Facilities, to change or augment its management and/or personnel or to otherwise upgrade its Jaguar Operations.

ARTICLE 2 -         OBLIGATIONS OF THE COMPANY

2.1 The Company agrees to sell and deliver Jaguar Products to Dealer in accordance with the terms and conditions of this Agreement.
2.2 The Company will use its best efforts to assist Dealer in the conduct of Dealer's Jaguar Operations by providing a comprehensive range of support services, including, but not limited to, the following:
       (a) Conducting training courses for Dealer's personnel (it being, however, Dealer's obligation to insure that its personnel attend such courses);
       (b) Preparing and disseminating sales, service, parts and warranty literature relating to Jaguar Products, policies and procedures;
       (c) Providing national advertising and promotional campaigns for Jaguar Products;
       (d) Developing and conveying suggestions and evaluations to assist Dealer in the conduct of its Jaguar Operations.

ARTICLE 3 -         TERMS AND CONDITIONS OF SALE OF JAGUAR VEHICLES

3.1 The Company and Dealer recognize and acknowledge that there have been and may be times when demand for Jaguar Vehicles in the United States exceeds available supply. As a result, the Company has developed and implemented a system to allocate Jaguar Vehicles to its dealers in a fair, reasonable and equitable manner. Attached to this Agreement as Exhibit A and expressly made a part hereof is a description for the Jaguar Cars New Vehicle Retail allocation System (hereinafter referred to as the "Allocation System"). Dealer hereby acknowledges that it has distributed said Exhibit to the persons listed in Paragraph 6 of the Dealer Agreement and to its sales and service department managers and that those individuals have examined and familiarized themselves with the terms of the Allocation System.
3.2 The Company commits to allocate and sell Jaguar Vehicles to Dealer in conformity with the Allocation System. Although the company does not solicit or accept sold vehicle orders from its dealers, Dealer's preferences with respect to colors and trims will be considered by its District Sales Manager when distributing allocated vehicles among dealers in his/her district, consistent with an equitable distribution of such colors and trims among all dealers in such district.
3.3 During the term of this Agreement, Dealer shall continuously maintain, with a financing institution reasonably acceptable to the Company, floor plan financing exclusively for the purchase of Jaguar Vehicles in an amount equal to or greater than the wholesale cost of a two months supply of new Jaguar Vehicles, based on Dealer's average monthly allocation of such vehicles. The Company will, upon request from Dealer, execute a vehicle repurchase agreement with Dealer's financing institution, if such an agreement is required in order for Dealer to secure floor plan financing in accordance with this paragraph.
3.4 Payment to the company for Jaguar Vehicles is due and shall be made by Dealer upon presentation of the Company's cash draft for said Jaguar Vehicles to Dealer's financial institution or by such other method as the Company may from time to time adopt. Title and ownership to Jaguar Vehicles shall remain with the Company until payment in full for such vehicles has actually been received by the Company.
3.5 Fluctuations in the prices of Jaguar Vehicles are to be anticipated during the term of this Agreement. The Company will try to give Dealer reasonable advance notice of any price increases, but this may not always be possible. In the event the price of any Jaguar Vehicle which has already been allocated to Dealer is increased before the vehicle is delivered to Dealer, Dealer shall pay the price in effect before the increase, except where such price increase goes into effect for a new model year vehicle, in which case Dealer will pay the increased price. If the manufacturer's suggested retail price on any Jaguar Vehicle in Dealer's stock is reduced, the Company will refund the difference, if any, between the reduced dealer price and the price actually paid by Dealer, net of any applicable rebates or allowances.
3.6 Dealer is responsible for and shall pay any and all sales taxes, use taxes and any other governmental or municipal charges imposed or levied or based upon the sale of Jaguar Vehicles by the Company to Dealer, or by Dealer to its customers.
3.7 The Company will keep Dealer informed of the warranty or warranties applicable to Jaguar Vehicles or Select Edition(R) Jaguar Vehicles. Dealer will insure that such warranty or warranties, in the form prepared and disseminated by the Company, are included in each agreement for the sale of such Jaguar vehicles by Dealer, to the extent applicable, and will furnish a copy of such warranty or warranties to the customer upon delivery of any such Jaguar vehicle. OTHER THAN AS PROVIDED FOR IN SUCH WARRANTY OR WARRANTIES (AND OTHER THAN WITH RESPECT TO IMPLIED WARRANTIES TO DEALER, IF ANY, PROVIDED FOR BY LAW), NEITHER THE MANUFACTURER NOR THE COMPANY GIVE ANY WARRANTY, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTY OR MERCHANTABILITY OR FITNESS, ON ANY SUCH JAGUAR VEHICLE.
3.8 If any Jaguar Vehicle has been delivered to Dealer without a label, or with an incorrect or incomplete label affixed thereto pursuant to the Federal Automobile Information Disclosure Act, 15 U.S.C. Section 1232, dealer will notify the Company of such finding. Thereafter, the Company shall give Dealer instructions with respect to affixing, correcting or completing such label and Dealer warrants that it will comply with such instructions.

ARTICLE 4 -        DEALERSHIP FACILITIES

4.1 Dealer acknowledges and agrees that attractive, well-maintained and conveniently located Dealership Facilities, consistent in design and decor with, and appropriate for the presentation of, luxury automobiles such as the Company's Jaguar Vehicles, are essential to the fulfillment of Dealer's obligations under this Agreement.
4.2 If Dealer has completed a Company-approved Upgrade Program, Dealer agrees to maintain and enhance its Dealership Facilities in accordance with the Company's reasonable suggestions and increases in the volume of sales and service business conducted by Dealer.
4.3 If Dealer has not completed a Company-approved Upgrade Program, Dealer commits to consult with the Company to determine whether or not Dealer should undertake such a program. Unless the Company notifies Dealer in writing that it does not recommend that Dealer undertake such a program, the Company and Dealer will negotiate and enter into a suitable Performance Agreement in accordance with which Dealer will construct or renovate Dealership Facilities, at a location and in accordance with plans produced by Dealer and approved by the Company. In negotiating such a Performance Agreement, the parties will give due consideration to the economic consequences of the upgrade program on Dealer. It being, however, understood that the short-term costs of such a program must be weighed against, and be viewed in light of, its long-term benefits. Any Performance Agreement entered into by Dealer and the Company shall be an exhibit to these Standard Provisions and shall govern the relationship between the parties as if set forth herein in full.

       Dealer agrees that its upgraded Dealership Facilities must meet the Company's Facilities/Personnel Guide for a dealership of the size contemplated and must be designed and decorated in a style consistent with that of other dealership facilities constructed or renovated in accordance with a Company-approved Upgrade Program. A copy of the Performance Agreement between the Company and Dealer (or a sample Performance Agreement between the Company and an existing dealer) is attached hereto as Exhibit B. A copy of the Company's Facilities/Personnel Guide is attached as Exhibit C and expressly made a part hereof.
4.4 Dealer agrees that it will not relocate all or any part of its Jaguar Operations unless and until it has first presented to the Company such information as the Company deems necessary to evaluate the proposed new site for such Jaguar Operations and has secured from the Company its prior written consent to such relocation. Dealer understands that in evaluating any proposed site, the Company will consider various factors, including, but not limited to, the adequacy of the site for a dealership of the size contemplated, the convenience and accessibility of the site to existing and potential Jaguar owners and the type and quality of residential buildings and commercial enterprises located in the general area adjacent to and surrounding the site. The Company will conduct its evaluation of any such proposed site as expeditiously as possible and will use its best efforts to complete such evaluation within thirty (30) days after it has received all of the information it requires to make such evaluation. The Company will approve the proposed relocation only if, based upon all the relevant factors, the Company in the exercise of its good faith business judgment considers the proposed relocation to be in the best interest of Dealer and of Jaguar owners in the area in which Dealer is located.
4.5 Subject to applicable ordinances, Dealer agrees to erect or install such Jaguar Signs as the Company shall reasonably require in accordance with a sign survey of the Dealership Facilities to be conducted by or on behalf of the Company.

ARTICLE 5 -        DEALER OWNERSHIP, MANAGEMENT AND PERSONNEL

5.1 Dealer has provided the Company in the Dealer Agreement with a list of the owners, officers and Dealer Operator of Dealer and Dealer recognizes that the Company has entered into this Agreement on the basis of and relies upon the representations concerning the ownership and management of Dealer contained in the Dealer Agreement. Dealer will in no event make or agree to any changes in such ownership or management without first consulting with the Company and obtaining the express prior written consent of an Executive Officer of the Company.
5.2 Dealer expressly recognizes and acknowledges that the identity, reputation, financial resources, personal and business qualifications and experience and marketing philosophy of the owners and management of the Company's authorized dealers is of vital significance to the Company in its efforts to achieve and maintain a level of retail representation for Jaguar Products unsurpassed in the luxury car industry. Consequently, in the event Dealer proposes to change its ownership or management or desires to sell all or substantially all of the assets used in its Jaguar Operations, Dealer will advise the Company in writing not less than sixty
       (60) days prior to the effective date of any such proposed change in its ownership or management and prior to entering into any binding contractual agreement to sell all or substantially all of such assets. The Company will not unreasonably withhold its approval of any such proposal made to it by Dealer. In evaluating Dealer's proposal, the Company will consider all of the relevant factors concerning the proposed new owners or management, including but not limited to those factors set forth in this paragraph above, as well as the Company's interest in promoting competition between and among its authorized dealers and those of competing manufacturers. The Company will also consider whether and to what extent any proposed new owners or managers have prior experience in the management of comparable luxury car dealerships. The Company will not, however, approve any proposal which would result in the ownership by the same person(s) or corporation(s) of two (2) or more authorized Jaguar dealerships. Dealer will be notified in writing by the Company of its decision with respect to Dealer's proposal within sixty (60) days after the Company has received all of the information requested by the Company concerning the proposal.
5.3 Dealer has designated in the Agreement a Dealer Operator with full managerial authority and responsibility for the operations of Dealer. The Dealer Operator shall devote substantial time and attention to the management of Dealer; shall have full authority to make decisions and act on behalf of Dealer; and shall have, or be entitled to acquire, not less than a 10% interest in Dealer. Dealer agrees to inform Company in writing prior to replacing or agreeing to replace the Dealer Operator. Dealer shall supply the Company with any and all information the Company deems necessary to evaluate the qualifications of any proposed successor to the Dealer Operator, including but not limited to his/her prior luxury car business experience and may condition its acceptance of the successor upon satisfactory completion of a trial period. It is specifically understood and agreed that no replacement of the Dealer Operator shall be made or be effective without the prior written approval of a Zone Manager or Executive Officer of the Company, except with respect to any Designated Successor approved by the Company in accordance with Paragraph 15.2(a) (iii) hereof.
5.4 Dealer acknowledges and agrees that maintaining a stable, experienced sales, service and parts staff is essential to the proper representation of Jaguar Products. Dealer will employ in all managerial and technical positions the number of individuals required by the Jaguar Facilities/Personnel Guide. Each such individual should be experienced in the sales and/or servicing of luxury products or must be expeditiously trained in the sale and/or servicing of such products. Dealer expressly agrees that all personnel engaged in Dealer's Jaguar Operations must attend applicable training courses offered by the Company and must wear appropriate attire when engaged in such operations.

ARTICLE 6 -     GENERAL REQUIREMENTS FOR DEALER'S JAGUAR
                OPERATIONS

6.1 Dealer shall at all times conduct its business in an ethical, fair and courteous manner and shall avoid any conduct which might be harmful to the reputation and marketing of Jaguar Products or which is in any way inconsistent with the public interest.
6.2 Throughout the term of this Agreement, Dealer shall keep its Dealership Facilities open for business during, and for not less than, the customary business hours of the trade in Dealer's area.
6.3 Dealer will, at all times, maintain current and valid all licenses required of Dealer for operation of Dealer or occupancy of the Dealership Facilities and will adhere to all laws, rules, regulations and codes relating to the conduct of its business which are applicable to Dealer. In addition, Dealer will comply with all applicable provisions of the National Traffic and Motor Vehicle Safety Act of 1966, the Federal Clean Air Act, the Magnusson-Moss Warranty Act and any applicable state repair/replace legislation, all as amended, including regulations issued hereafter, together with any other federal, state and local vehicle emission, safety and warranty legislation.
6.4 Without in any way limiting the generality of the foregoing paragraph, Dealer shall not modify a Jaguar Product in any manner which causes, or may cause, such Product to fail to comply with any motor vehicle safety standard or which creates, or may create, an unreasonable risk to motor vehicle safety.
6.5 Dealer shall use its best efforts to comply with all reasonable directives and suggestions of the Company in the marketing and sale of Jaguar Vehicles, the sale of Jaguar Parts and the performance of customer services, including warranty servicing of Jaguar Vehicles.
6.6 Dealer agrees to purchase and use appropriate data processing and computer systems to maintain its accounting records, perpetual parts inventory and similar records on a current basis.
6.7 Dealer commits to review with care all customer satisfaction data provided by the company to Dealer and to take such steps as are reasonably necessary and appropriate to correct any deficiencies in its sales, service or parts operations or customer services revealed by such data.
6.8 The Company, through its designated employees and other designees, shall have the right, at all reasonable times during regular business hours and on reasonable notice to inspect the Dealership Facilities and to observe the nature and quality of Dealer's customer services, and Dealer shall cooperate fully and take all action necessary to facilitate such inspections and observations.

ARTICLE 7 -             SALE AND PROMOTION OF JAGUAR PRODUCTS

7.1 Dealer will use its best efforts to actively promote the sale of Jaguar Products through systematic contacts with existing and potential owners of Jaguar Vehicles and through such other reasonable means as the Company may from time to time suggest.
7.2 Dealer acknowledges and agrees that the Company has appointed Dealer as an authorized Dealer in Jaguar Products at the Dealership Facilities for the primary purpose of selling and servicing Jaguar Products in the market in which Dealer is located (which, in the absence of a more specific definition, shall for the purposes of this Agreement mean the geographic area in which Dealer is located and its immediate environs). While nothing in this Agreement limits Dealer as to the geographic area into which, or the persons to whom, Dealer may sell Jaguar Products, Dealer acknowledges that it has assumed the obligation of selling and servicing Jaguar Products in its market.
7.3 Within the limitations, if any, of the supply of Jaguar Vehicles made available to Dealer by the Company, Dealer shall use its best efforts to achieve the best sales performance possible in the market it has been appointed to serve. Such sales performance shall be evaluated by the Company from time to time in accordance with such fair and reasonable sales objectives and such consistent market criteria as may be established by the Company, including but not limited to a comparison for a given period of the number of Jaguar Vehicles sold by the Dealer in its market (or in the case of certain multi-dealer markets, in that portion of its market which the Company determines is most conveniently served by Dealer) expressed (i) as a percentage of all Jaguar Vehicles sold in the Dealer's market (or relevant portion thereof) during such period and (ii) as a percentage of certain selected vehicles of comparable quality, price and specification sold in the Dealer's market (or relevant portion thereof) during such period, all as compared with comparable percentages achieved by other similarly situated Jaguar dealers. The Company commits to make available to Dealer from time to time any data compiled by the Company of the type described in this paragraph.
7.4 Subject to availability, Dealer shall have at the Dealership Facilities for display purposes and for use as demonstrators a representative stock of current model year Jaguar Vehicles, all of which shall be maintained in first class operating and cosmetic condition.
7.5 In the event any Jaguar Product sold by the Company to Dealer is damaged prior to delivery to Dealer, or is determined to be defective prior to sale by Dealer, Dealer shall, upon notification to and in accordance with instructions from the Company, repair such damage or defect or take such other action as the Company may direct. The Company will reimburse Dealer for any such work performed on a Jaguar Product at the Company's request in accordance with applicable policies and procedures in effect at the time such repairs are made.
7.6 Dealer recognizes and agrees that the Manufacturer shall have the right, at any time and from time to time, to make changes in the design or specifications of Jaguar Products. In the event of changes in the design or specifications of Jaguar Products, the company shall have no obligation to Dealer to make similar changes in Jaguar Products previously delivered to Dealer or to otherwise compensate Dealer for such products.
7.7 Dealer shall comply with all local, state and federal laws and regulations applicable to Dealer, including, but not limited to, those respecting licensing, consumer protection, and registration and model year requirements, when selling Jaguar Vehicles.

ARTICLE 8 -        CUSTOMER SERVICE

8.1 The Company and Dealer understand and agree that their mutual success depends upon their ability to achieve unsurpassed levels of customer satisfaction with Jaguar Products and the authorized dealers who represent them. The Company commits to use its best efforts to assist Dealer in achieving this objective and Dealer commits to provide the highest level of expert customer service to all owners of Jaguar Vehicles, regardless of whether or not they have purchased such vehicles from Dealer.
8.2 Dealer expressly agrees that the operation of a fully-equipped, well-managed Service Department, staffed with courteous personnel fully trained in the servicing and repair of Jaguar Products is essential to the fulfillment of Dealer's obligations under this agreement.
8.3 Dealer's Service Department must comply in all respects with the requirements of Jaguar's Facilities/Personnel Guide (Exhibit B), including but not limited to the requirements relating to the size and layout of the facilities. Dealer and Company may, under certain circumstances, agree to specific variations from the requirements of said Guide, but it is agreed that the parties will strive to satisfy the provisions of the Guide. Dealer expressly acknowledges and agrees that those sections of the Service Department which are used for customer reception and waiting areas must be designed and decorated in a style consistent with the promotion and a presentation of luxury automobiles like Jaguar Vehicles. Dealer also agrees that the entire Service Department will be maintained in a clean, well-organized and attractive condition.
8.4 Dealer will purchase and maintain in good working order (i) such special Jaguar tools and shop equipment as the Company shall from time to time specify in a Required Tools and Equipment List and (ii) such general tools and shop equipment as are necessary and appropriate for the servicing and repair of Jaguar Products.

8.5 Dealer recognizes and accepts its obligation to use its best efforts to effectively service and condition each new Jaguar Vehicle before delivery in accordance with any pre-delivery service and conditioning schedules furnished from time to time by the Company to Dealer.
8.6 Dealer shall act as the Company's representative for purposes of performing all warranty obligations of the Company in accordance with the terms and conditions of the warranties issued from time to time by the Company. Dealer will provide prompt, courteous and expert warranty service and repair of all Jaguar Products covered by the Company's warranties, regardless of whether such Jaguar Products have been sold by Dealer. In doing so Dealer shall comply with all local, state and federal laws and regulations respecting such warranties and, as the Company's representative, shall be responsible for the quality of the warranty service it performs.
8.7 The procedures for the processing and disposition of warranty claims and for the return and disposition of Jaguar Parts claimed to be defective shall be as established from time to time by the Company. Dealer will be promptly compensated for warranty work actually performed by Dealer, for which Dealer submits full and complete warranty claims, and for which Dealer has appropriate supporting documentation, in accordance with the Company's warranty policies and procedures.
8.8 Dealer shall prepare and maintain such records as the Company may reasonably require to support the warranty claims submitted by Dealer to the Company. Dealer understands and agrees that the Company will from time to time perform spot audits of such warranty records and supporting documentation and Dealer agrees to comply with any suggestions made to it to improve its recordkeeping as a result of such spot audits. Dealer also understands and agrees that the Company reserves the right to conduct full audits of Dealer's warranty claims and supporting documentation as the Company may from time to time deem necessary and appropriate and that the Company shall chargeback any credits previously posted to Dealer's account for any incomplete or inaccurate warranty claims or for any warranty claims for which Dealer lacks appropriate supporting documentation.
8.9 Dealer will investigate any complaints relative to Jaguar Products made by customers or referred to Dealer by the Company and shall be entitled to compensation promptly upon completion of any work performed in accordance with the terms of the Company's warranties or authorized by a Company representative, provided that appropriate claims are submitted by the Dealer in accordance with Company's policies and procedures.

ARTICLE 9 -       PURCHASE AND INVENTORY OF JAGUAR PARTS

9.1 The Company shall sell Jaguar Parts to Dealers at such prices and upon such terms and conditions as may be established from time to time by the Company.
9.2 Dealer is responsible for and shall pay any and all sales taxes, use taxes and other governmental or municipal charges imposed or levied or based upon the sale of Jaguar parts to Dealer, or by Dealer to its customers.
9.3 The Company will maintain an open account for Dealer in accordance with such terms and conditions as the Company may from time to time establish. The Company will credit such account with certain amounts due and owing to Dealer from the Company, including but not limited to amounts due for warranty claims submitted by Dealer to, and approved by, the Company. Provided that Dealer's account with the Company remains current, the Company will debit such account for certain purchases made by Dealer from the Company, including but not limited to the total cost of all parts orders filled by the Company for Dealer. The Company will issue a statement at the end of each month summarizing the activity in Dealer's account for that month and indicating whether Dealer's account is in a debit or credit position as of the last day of such month. Dealer will be obligated to pay to the Company within ten
       (10) days of the date of such statement the total amount of any debit balance, without deduction or setoff of any kind.
9.4 If Dealer fails to keep its account with the Company current, or if the Company determines in its sole discretion that Dealer's financial condition is or may be impaired, Dealer's parts purchases will be filled on a C.O.D. basis only. Collection charges, if any, on C.O.D. orders are to be paid by Dealer.
9.5 Dealer shall acquire and at all times maintain a sufficient inventory of Jaguar Parts to (a) meet all of its current and anticipated warranty and service obligations on a prompt and regular basis, (b) meet or exceed any reasonable stocking requirements established from time to time by the Company and (c) develop and maintain a wholesale parts business. Dealer expressly understands and agrees that failure to maintain an adequate and representative stock of Jaguar Parts is inconsistent with its obligations under this Agreement.
9.6 Dealer will maintain its entire Parts Department, including all parts bins and aisles, in a clean, well-organized and attractive condition.
9.7 Dealer shall not represent as new, genuine Jaguar Parts or as parts approved or authorized by the Company or the Manufacturer, any parts which are not in fact new, genuine Jaguar Parts or parts expressly approved or authorized by the Company or the Manufacturer. Dealer will not, without the specific consent of the owner, install on any Jaguar Vehicle any non-approved parts or accessories which may (a) affect the owner's rights under any warranty applicable to the Vehicle or (b) create any unreasonable risk to motor vehicle safety.

ARTICLE 10 -      FINANCIAL REQUIREMENTS, STATEMENTS AND REPORTS

10.1 Dealer recognizes that in order to conduct its business on a profitable basis and to fulfill its obligations under this Agreement, Dealer must at all times maintain and have available for its Jaguar Operations sufficient cash, net working capital and net worth to meet such reasonable financial standards and requirements as the Company may from time to time promulgate. If the Company in the exercise of its good faith business judgment determines at any time that the amount of Dealer's cash, net working capital or net worth fails to meet such standards and requirements, Dealer will take whatever steps are necessary to meet the Company's applicable requirements within a reasonable time after notification by the Company to Dealer of any such deficiency.
10.2 Dealer shall furnish to the Company, on or before the tenth (10th) day of each calendar month, on such forms as the Company may require, a financial statement completely and accurately reflecting the results of Dealer's Jaguar Operations for the preceding month and year-to-date. Dealer shall also from time to time furnish to the Company such other reports and financial statements, including but not limited to reviewed financial statements, as the Company may reasonably require. Dealer also agrees that the Company may from time to time arrange at its own expense to audit Dealer's financial records.
10.3 The Company will not furnish to any third party any data, including but not limited to financial statements, submitted to it by Dealer unless authorized to do so by Dealer, or required by law.
10.4 Until the expiration or prior termination of this Agreement and thereafter until consummation of all the transactions referred to in Paragraph 17.1 hereof, the Company, through its designated employees and other designees, shall have the right, at all reasonable times during regular business hours and on reasonable notice, to inspect Dealer's books and records and all Jaguar products on hand at the Dealership Facilities and Dealer shall cooperate fully and take all reasonable actions necessary to facilitate such inspections.

ARTICLE 11 -       TRADEMARKS

11.1 Except as otherwise specifically authorized by the Company, Dealer may use Jaguar Trademarks only:
(a) In connection with the promotion and sale from the Dealership Facilities of new, or used Select Edition (R), Jaguar Products and customer service for such Jaguar Products, pursuant to the terms of this Agreement; and
(b) Only in such manner and for such purposes incident to such promotion, sale and customer services as the Company may specify from time to time.
11.2 Except as indicated in the preceding paragraph, Dealer shall not use, for any purpose or in any manner, any word, coined word, symbol, or abbreviation which is similar to, or may be confused with, or contains a significant part or element of any Jaguar Trademark. Dealer shall not use as part of its corporate or trade name the word "Jaguar" unless expressly authorized to do so by the Company in writing. Dealer is expressly authorized to use the designation "Authorized Jaguar Dealer," "Genuine Jaguar Parts" and "Authorized Jaguar Service." No Jaguar Trademark may be used except in the color, size, form and style as uniformly approved by the Company. Dealer shall not remove or alter any Jaguar Trademark affixed to any Jaguar Product. Dealer shall not file, register, or record with any federal, state, local government, or agency thereof any name, design or form which may conform to or be confused with a Jaguar Trademark. Dealer acknowledges the exclusive ownership by Jaguar Cars Ltd. or the Company of, and the validity of, the Jaguar Trademarks and all registrations thereof, and shall not contest during the term of this Agreement or at any time thereafter such exclusive ownership of, or the validity of, the Jaguar Trademarks and all registrations thereof. The parties agree to cooperate with each other and with Jaguar Cars Ltd. in preventing any acts of trademark infringement or unfair competition with respect to any Jaguar Trademark, but Jaguar Cars Ltd. and the Company shall have sole control over all actions and legal proceedings to suppress infringement of and unfair competition with respect to any Jaguar Trademark.
11.3 Dealer shall discontinue the use of any Jaguar Trademark upon the termination of this Agreement. In the event Dealer fails to comply with the terms of this paragraph, the Company shall serve Dealer with written notice of such failure and demand that Dealer immediately cease and desist from the use of said trademarks. If after thirty (30) days Dealer has failed to comply with said notice, Dealer shall be liable, in addition to any other penalty available at law or in equity, and hereby agrees to pay to the Company, the sum of One Hundred ($100.00) Dollars per diem for every day or part thereof that its default under said notice shall remain uncured.

ARTICLE 12 -       ADVERTISING AND MERCHANDISING

12.1 Both the Company and Dealer recognize the need to maintain uniformly high standards in the advertising and merchandising of Jaguar Products. Dealer commits to conduct all of its advertising and merchandising efforts in a truthful and ethical manner and consistent with the reputation and image of Jaguar Products.

12.2 The Company will supply Dealer with advertising materials on such terms and conditions as the Company may from time to time establish. Dealer shall forthwith discontinue any advertising and cease to use or sell any promotional materials or accessories to which the Company reasonably objects in writing.
12.3 Dealer is expected to participate in the National Cooperative Advertising Program and, where applicable, in the Major Market Advertising Program, which are funded jointly by the Company and its authorized dealers and operated by the Company, with the advice and consent of the Company's authorized dealers. Failure by the Dealer to participate in such programs, when a majority of other authorized dealers in the nation or in Dealer's metropolitan area are participating, as the case may be, is inconsistent with Dealer's obligations under this Agreement.
12.4 The Company will offer to Dealer, on the same terms and conditions as other authorized dealers, such sales aids as brochures, posters, promotional kits and similar advertising materials as the Company may from time to time prepare and disseminate. Dealer will acquire such sales aids as are reasonably necessary for the operation of its dealership.

ARTICLE 13 -        INDEMNIFICATIONS

13.1 (a) The Company shall indemnify and hold Dealer harmless from loss, damages and expense, including reasonable attorneys' fees, resulting from or arising out of lawsuits filed against Dealer (i) which seek damages for bodily injury or property damage (other than claims of breach of warranty or violations of the Magnusson-Moss Act, state repair/replace statutes or similar federal, state or local laws) caused by an alleged defect in the design or the manufacture of a Jaguar Vehicle, not reasonably susceptible of discovery by Dealer in either its pre-delivery inspection and preparation of the Jaguar Vehicle or subsequent servicing, and (ii) which do not plead claims against Dealer for negligence in the preparation, servicing, or repair of a Jaguar Product.
     (b) If any lawsuit pleads claims against Dealer for acts of negligence in the preparation, servicing or repair of a Jaguar Product, the Company shall nevertheless defend and indemnify Dealer, if the Company, acting in good faith, makes a determination that the allegations of dealer negligence are without merit or are not a genuine issue in the lawsuit. Such initial determination shall, however, be subject to review and reconsideration by the Company during the course of the lawsuit. If the Company at any time determines in good faith that the allegations of dealer negligence do raise a genuine issue in the lawsuit, the Company will so advise Dealer, shall tender to Dealer the defense of the lawsuit from that time forward, and shall have no further obligation to defend or indemnify Dealer under this provision.
13.2 (a) Dealer shall indemnify and hold the Company harmless from loss, damage and expense, including reasonable attorneys' fees, resulting from or arising out of lawsuits filed against the Company concerning:
           (i) Dealer's alleged failure to perform, or negligent performance of, its service obligations under this Agreement, or any maintenance or repair service performed on any Jaguar Vehicle or other motor vehicle sold or serviced by Dealer;
           (ii) Dealer's alleged breach of any contract between Dealer and Dealer's customer, provided, however, that the breach was not caused by any act or omission on the part of the Company;
           (iii) Dealer's alleged misleading statements, misrepresentations or unfair or deceptive acts or practices, whether through advertisement or otherwise, affecting any customer of Dealer, provided, however, that the statements, representations or advertisements are not based on information or material produced or supplied by the Company.
(b) In the event that any action based upon or relating to allegations set forth in subparagraph (i) through (iii) above is filed naming the Company as a defendant, Dealer will, following receipt of notice from the Company, undertake the defense of the action on behalf of the Company at Dealer's sole expense. Dealer is specifically authorized by the Company to settle or defend any such action on behalf of the Company provided that the cost of said defense and/or settlement and any judgment are borne exclusively by Dealer.
(c) If Dealer refuses for any reason to undertake the Company's defense when obligated to do so under this article, the Company may conduct its own defense and Dealer shall be liable for any judgments, costs and attorneys' fees paid or incurred by the Company with respect thereto.
(d) Dealer shall have the right to decline to accept the Company's defense or, having accepted such defense may, prior to trial, tender such defense back to the Company, if Dealer, acting in good faith, makes a determination that the allegations upon which the action is based do not fall within the terms of subparagraphs 13.2 (a)
           (i)-(iii) herein.
13.3 (a) If Dealer or the Company intends to request of the other indemnification or defense with respect to any lawsuit, each shall, no later than ten (10) days after service of a complaint, notify the other in writing of such request and shall supply to the other copies of any pleadings served to date and any information then reasonably available concerning the circumstances allegedly giving rise to such complaint.
     (b) Any request for defense and indemnification shall be accepted or rejected by the party to whom the request is made within ten (10) days following receipt of such request. Prior to receipt of a response to its request, each party agrees to take all reasonable steps to ensure that defense of the complaint is in no way prejudiced. If the request is accepted, the party making the request shall cooperate fully in the defense of the complaint in such manner and to such extent as the party assuming the defense may reasonably require. Any expenses incurred by either party prior to acceptance of any request for defense and indemnification shall be borne solely by the party making such request.

ARTICLE 14 -      TERMINATION OF THE AGREEMENT
                  PRIOR TO ITS EXPIRATION

14.1 Subject to the terms and conditions of paragraph 17.4 hereof, the Company and Dealer may at any time prior to the expiration date of this Agreement agree to terminate this Agreement on such terms and subject to such conditions as the parties hereto may consider mutually satisfactory.
14.2 Subject to the terms and conditions of paragraph 17.4 hereof, Dealer may terminate this Agreement, by sending notice of such termination to the Company sixty (60) days prior to the effective date of such termination.
14.3 The Company may terminate this Agreement upon thirty (30) days prior written notice to Dealer in the event that any licensing or distribution agreement or similar arrangement pursuant to which the Company is the distributor of Jaguar Products in the United States shall terminate or expire without renewal, provided that Jaguar Cars Exports Limited shall, if it continues distribution in the United States through a subsidiary or a third party distributor, cause such entity to offer to Dealer, if Dealer is then in good standing under this Agreement, a new Dealer Agreement on substantially the same terms and conditions as are set forth herein.
14.4 If Dealer fails to secure or maintain any license or if any license of the Company or Dealer, required for the performance of its obligations under this Agreement, is suspended or revoked, regardless of the reason, and such suspension or revocation is upheld after exhaustion of such appeals as may be pursued, either party may terminate this Agreement by giving written notice to the other.
14.5 The Company and Dealer agree that the following acts are so contrary to the spirit and purpose of this Agreement as to warrant its termination:
(a) Any material misrepresentation by Dealer's owners, officers or Dealer Operator as to any fact relied upon by the Company in entering into this Agreement;
(b) Any attempted or actual sale, transfer or assignment by Dealer of this Agreement, or any of the rights granted to it under this Agreement, or any attempted or actual transfer, assignment or delegation by Dealer of any of the responsibilities assigned to Dealer under this Agreement;
(c) Any attempted or actual sale, transfer or assignment by Dealer of all or substantially all of the assets used by Dealer in its Jaguar Operations, without prior consultation with and the prior written approval of the Company, which approval shall not be unreasonably withheld, provided that Dealer has fulfilled the terms and conditions of Article 5 hereof;
(d) Any change, whether voluntary or involuntary, in the ownership or management of Dealer as set forth in Paragraph 6 of the Dealer Agreement, without prior consultation with and the prior written approval of the Company, which approval shall not be unreasonably withheld, provided Dealer has fulfilled the terms and conditions of Article 5 hereof;
(e) Any change in the location of any of the Dealership Facilities or the establishment of additional facilities without prior consultation with and the prior written approval of the Company, which approval shall not be unreasonably withheld, provided Dealer has fulfilled the terms and conditions of Article 4 hereof;
(f) Insolvency of Dealer or the voluntary filing by Dealer of a petition in bankruptcy, or filing of a petition to have Dealer declared bankrupt, providing the petition is not vacated within sixty (60) days; or the appointment of a receiver or trustee for Dealer or Dealer's business who is not removed within sixty (60) days; or any levy under attachment, execution or similar process or the execution of an assignment for the benefit of creditors, or any process of law by which a third party acquires rights in or to the ownership, operations or facilities of Dealer;
(g) Conviction in any court of competent jurisdiction of Dealer, or of any of the persons named in Paragraph 6 of the Dealer Agreement, of any crime or violation of law; or the finding by any government agency or court that Dealer has committed any unfair business practice, or, having been charged with any such unfair business practice, the operative provisions of a resolution of such charge permits the inference that all or some of the acts charged actually occurred;
(h) Submission by Dealer of false reports, statements or claims on a repeated basis, or of any fraudulent report, statement or claim;
(i) Failure by Dealer to conduct its sales, service and parts operations during the customary business hours of the trade in Dealer's area for six
       (6) or more consecutive business days, unless such failure is caused by contingencies beyond the reasonable control of Dealer, as more fully described in Paragraph 18.8 hereof;

(j) Substantial impairment of the financial condition of Dealer or, to the extent it materially and adversely affects Dealer, of any of Dealer's owners;
(k) Dealer's refusal or inability to pay any amount owed by Dealer to the Company after demand for such payment has been made by the Company to Dealer;
(l) Within the limitations, if any, of the supply of Jaguar Vehicles made available to Dealer by the Company, failure by Dealer to achieve such reasonable sales objectives as may from time to time be established by the Company.
(m) The failure by Dealer to maintain warranty records in accordance with the Company's warranty policies and procedures, after notice by the Company to Dealer of such failure and a reasonable opportunity to cure, it being recognized by both parties that such records are vital to the processing and substantiation of warranty claims submitted by Dealer to the Company;
(n) Any substantial breach or violation of any material obligation contained in this Agreement.
14.6 If the company determines that Dealer has failed to provide adequate Dealership Facilities, in accordance with the standards set forth in this Agreement, or has failed to fulfill the sales and service obligations Dealer has assumed under this Agreement, the Company will advise Dealer of such failure and attempt to discuss it with Dealer. Thereafter, the Company shall notify Dealer in writing by Certified or Express Mail of the nature of the failure, of the acceptable remedy and of the period of time (not less than six months) during which Dealer will be expected to remedy the failure. If Dealer refuses to enter into a Performance Agreement acceptable to the Company with respect to those failures identified in the Company's notice or fails to substantially remedy such failures at the end of the period provided for in such notice or Performance Agreement, the Company may terminate this Agreement upon ninety (90) days written notice to Dealer.
14.7   Failure by the Company to terminate this Agreement pursuant to Paragraphs
       14.5 or 14.6, shall not be deemed a waiver of the Company's right to so terminate this Agreement unless and until the event or situation entitling the Company to terminate this Agreement has ceased to exist.

ARTICLE 15 -      RIGHT OF SUCCESSION

15.1 The Company may terminate this Agreement by written notice to Dealer if any person listed in Paragraph 6 of the Dealer Agreement dies or if the Dealer Operator is so physically or mentally incapacitated as to be unable to actively exercise full managerial authority over Dealer. The effective date of the termination shall be stated in the notice, but will not be less than ninety (90) days after receipt of the notice.
15.2 (a) Notwithstanding the right of the Company to terminate this agreement upon death or incapacity as set forth above, the Company will not terminate this Agreement if:
       (i) The surviving owners, officers or Dealer Operator listed in Paragraph 6 of the Dealer Agreement remain unchanged and can in the opinion of the Company, comply with the requirements imposed upon Dealer by this Agreement; or
       (ii) Within the 90-day notice period referred to above, or such reasonable time as circumstances may require and the Company may approve, arrangements are completed for the assumption of active management and/or ownership of Dealer during the remainder of the term of this Agreement by persons satisfactory to the Company; or

       (iii) The Company has previously approved a Designated Successor for the deceased owner, officer or Dealer Operator in accordance with procedures established by the Company from time to time.
       (b) In the event that the deceased owner, officer or Dealer Operator is possessed of a beneficial interest in Dealer which, by reason of death, passes directly to his/her surviving spouse and/or children and if the surviving owners, officers or Dealer Operator of Dealer listed in Paragraph 6 of the Dealer Agreement can, in the opinion of the Company, comply with the requirements imposed upon Dealer by this Agreement, the Company will consent to the retention by such spouse and/or children of any such interest in Dealer subject, however, to the rights, if any, of the surviving owner(s), officer(s) or Dealer Operator to buy out the spouse's and/or children's interest in accordance with any agreement made between or among them.

ARTICLE 16 -         EXTENSIONS AND RENEWAL OF AGREEMENT

16.1 This Agreement can be extended or renewed only through an express written instrument to that effect and only if such instrument is duly executed by an Executive Officer of the Company and by a duly authorized person listed in Paragraph 6 of the Dealer Agreement. Any business relations of any nature whatsoever between the Company and Dealer after the expiration of this Agreement or after its prior termination pursuant to the terms of this Agreement, without such written extension or renewal shall not operate as an extension or renewal of this Agreement. Nevertheless, all such business relations, so long as they are continued, shall be governed by terms identical with the provisions of this Agreement.

ARTICLE 17 -         RIGHTS AND OBLIGATIONS UPON
                     TERMINATION OF AGREEMENT

17.1 Upon termination of this Agreement by either party or upon its expiration without renewal, the Company will repurchase from Dealer the following assets only, free and clear of any liens or encumbrances:
       (a) All new and unused Jaguar Vehicles of the then current or preceding model year bought by Dealer from the Company, for which the Company will pay Dealer the net price paid by Dealer for such vehicles, less a deduction for any damage and less any applicable rebates or allowances;
       (b) All new, unused and undamaged Jaguar Parts still in their original packaging (i) which Dealer purchased from the Company during the 12-month period preceding the effective date of termination of the Agreement (the "Matching Period") and (ii) which Dealer purchased prior to the Matching Period, but which are then classified by the Company as "Jaguar Stocking Parts," meaning those parts which the Company is then selling and can reasonably expect to sell to dealers in the future. The Company will pay Dealer for those eligible parts actually returned to it under this provision the dealer price for such parts in effect at the time the parts are returned to the Company.
       (c) Jaguar Signs which the Dealer purchased from the Company or from a supplier approved by the Company. The Company will pay for such Jaguar Signs, Dealer's original purchase price for such signs, less "straight-line" depreciation computed on the basis of a useful life of five years;
       (d) Special tools and equipment purchased by Dealer during the Matching Period from the Company. The Company will pay for such special tools and equipment Dealer's original purchase price therefor, less "straight-line" depreciation computed on the basis of a useful life of five years and subject to adjustments based on use and condition;
       (e) Dealer shall be responsible for returning to the Company, on a freight prepaid basis, any assets which the Company is obligated to repurchase from Dealer in accordance with the terms of this Agreement.
17.2 The Company may require and Dealer commits to supply proof that any Jaguar Products eligible for repurchase in accordance with the terms and conditions of Paragraph 17.1 are free and clear of any liens or encumbrances.
17.3 Upon termination of this Agreement, all pending unfilled orders from Dealer for Jaguar products shall be deemed cancelled. The Dealer shall thereupon discontinue the use of all Jaguar Trademarks by removing the same from the Dealership Facilities and from all advertising, signs, stationery, brochures, and the like, and will not thereafter advertise itself or hold itself out as an Authorized Jaguar Dealer.
17.4 Upon termination of this Agreement by either party, upon its expiration without renewal, or upon the Company's approval of any purchaser(s) of Dealer or of all or substantially all of the assets used in Dealer's Jaguar Operations in accordance with the terms and conditions of this Agreement, the Company and Dealer shall execute and deliver to each other the form of Mutual Release and Termination Agreement then in use by the Company. Said Mutual Release and Termination Agreement (i) shall unconditionally terminate the Dealer Agreement then in force between the Company and Dealer and (ii) shall provide for the mutual release by each of the parties hereto of any and all claims either may have against the other, excepting only such claims as are then known to and pending between the Company and Dealer and which are expressly set forth and specified in said Mutual Release and Termination Agreement.


ARTICLE 18 -        MISCELLANEOUS PROVISIONS

18.1 Dealer understands and acknowledges that this Agreement, and any modifications or amendments or any notice of prior termination of this Agreement, shall be effective only if signed by an Executive Officer of the Company, except with respect to Performance Agreements which may be signed by a Zone Manager of the Company. Except as provided for in the preceding sentence, no contracts, agreements, representations, understandings, arrangements, modifications or amendments of any kind with respect to this Agreement will be binding upon the Company.
18.2 This Agreement contains the entire agreement between the parties, except with respect to any Performance Agreement(s) between the parties which is/are expressly made a part thereof. No representations or statements, other than those expressly set forth herein, were made or relied upon by the Company or Dealer in entering into this Agreement.
18.3 This Agreement is made solely by and between the Company and Dealer and neither confers upon, nor shall be deemed to confer upon, any person not a party hereto any third party rights or benefits of any kind.
18.4 Nothing herein shall be deemed to make Dealer an agent for the Company in any respect, nor is Dealer authorized to transact any business or to incur any obligation or liability on behalf of the Company.
18.5 Any notices under, or pursuant to, the provisions of this Agreement shall be directed to the respective addresses of the parties stated herein or, if either of the parties shall have


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       specified another address by notice in writing to the other party, to the address so specified. The parties shall advise each other forthwith, in writing, of any change of such address.
18.6 Except as otherwise provided for in this Agreement, the failure of either party at any time to require performance by the other party of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by either party of a breach of any provision hereof constitute a waiver of any succeeding breach of the same or any other such provision, nor constitute a waiver of the provision itself.
18.7 Nothing in this Agreement shall give Dealer the right to continue to be supplied by the Company with the Jaguar Vehicle line or any particular Jaguar Vehicle models, which may at any time be withdrawn or suspended from importation and sale in the United States, without prior notice to Dealer and without any obligation or liability on the part of the Company by reason thereof. Nothing in this Agreement shall give Dealer the right to sell any vehicle line, distributed by the Company or any successor of the Company, other than Jaguar Vehicles.
18.8 Performance of this Agreement or of any contract for the delivery of Jaguar Products is subject to all contingencies beyond the reasonable control of either party, such as labor disputes or work stoppages, production or shipping restrictions or delays, governmental orders or restrictions, acts of God, or force majeure. The obligations of either party shall be suspended during any such contingency, without liability to the other for direct or consequential damages and without extending the term of this Agreement.
18.9 Dealer acknowledges and understands that Federal law requires manufacturers of motor vehicles sold in the United States to affix to designated items of original equipment, and replacement parts for such equipment, labels containing certain identifying information ("anti-theft labels"). In certain cases, the manufacturer of Jaguar Vehicles places a transparent paint mask over such anti-theft labels. Dealer will, when performing any service or repair work (such as painting or rust proofing) insure that such anti-theft labels are neither obliterated nor obscured and will remove any protective paint masks prior to delivering or returning a Jaguar Vehicle to a customer.
18.10 Except as otherwise specifically provided for herein, where a response is required of either party to any action, proposal or submission of the other, the parties agree to use their best efforts to respond as expeditiously as shall be, under all the relevant circumstances, practicable.


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